Putnam U.S. Government Income Trust, 9/30/17, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  20,996
Class B	  295
Class C   1,118
Class M   341

72DD2 (000s omitted)

Class R	  542
Class Y   3,309

73A1

Class A	  0.396
Class B	  0.300
Class C	  0.297
Class M	  0.362

73A2

Class R	  0.361
Class Y	  0.432

74U1	(000s omitted)

Class A	  50,100
Class B   837
Class C   3,261
Class M	  884

74U2	(000s omitted)

Class R	  1,379
Class Y	  8,029

74V1

Class A	  12.89
Class B	  12.83
Class C	  12.77
Class M	  12.95

74V2

Class R   12.76
Class Y	  12.76

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.